Exhibit 99.1
Contact: Dan L. Greenfield
412- 394-3004
Allegheny Technologies Elects New Director
Pittsburgh, PA, November 3, 2008 — Allegheny Technologies Incorporated (NYSE: ATI) announced today that Barbara S. Jeremiah has been elected to the Company’s Board of Directors. Her election increases the number of directors to nine. Ms. Jeremiah has been appointed to the Audit Committee and the Technology Committee of the Board and will stand for election at the 2009 Annual Meeting of Stockholders.
“Barbara Jeremiah’s extensive experience in the metals industry and her diverse international expertise will add significantly to what is already a strong Board of Directors,” said Pat Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. “We are pleased to have Barbara join us as we continue our focus on building shareholder value.”
Ms. Jeremiah, 56, is Executive Vice President and Chairman’s Counsel of Alcoa, Inc., a leading aluminum producer, also serving the aerospace and commercial transportation markets. Prior to that, Ms. Jeremiah served as Executive Vice President, Corporate Development at Alcoa and has extensive experience with international mergers and acquisitions, divestitures, joint ventures and strategic growth objectives. Ms. Jeremiah is also currently a member of the board of directors of Equitable Resources, Inc.
Building the World’s Best Specialty Metals Company™
Allegheny Technologies Incorporated (ATI) is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during 2007. ATI has approximately 9,700 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.
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